EXHIBIT 99.1

Dot VN, Inc. Congratulates VNNIC and LANIC on Agreement to Develop and Manage Laotian ccTLD “.LA”

SAN DIEGO – April 7, 2011 – Dot VN, Inc. (www.DotVN.com) (OTC Trading Symbol: DTVI), an Internet and Telecommunications Company and operator of one of the most popular Vietnamese web portals INFO.VN (“Dot VN” or the “Company”), congratulates its partner the Vietnam Internet Network Information Center (“VNNIC”) on the recent agreement to help the Laotian Internet Network Information Center (“LANIC”) reclaim and relaunch Laos’ ccTLD “.LA”.

On March 23, Mr. Nguyen Thanh Hung - Deputy Minister of Information and Communications of Vietnam and Mr. Padaphet Sayakhot - Deputy of Laos National Posts and Telecommunications Management Agency signed a memorandum for Vietnam to support Laos to retrieve and manage the Laotian country code Top Level Domain (“ccTLD”) “.LA”.  Pursuant to this agreement, VNNIC will support LANIC in adopting international standard procedures in accordance with its new role as the registry of the ccTLD ".LA".  Implementation by VNNIC and LANIC is expected to begin immediately and will be completed by 2012.  Under the current plan Vietnam will support LANIC in the management and operation of the ccTLD ".LA" by hosting the registry platform in Hanoi while concurrently training LANIC staff, with the eventual goal of turning over complete management of “.LA” to LANIC by 2012.

Previously in August of 2010, Dot VN was a key part of VNNIC’s team which met with the LANIC to discuss the implementation of the Laotian Internet.  The meeting, hosted by LANIC and held in Vientiane, Laos, covered various topics, including a review of LANIC’s technical system readiness, a draft of an Internet Management Policy for the Laotian ccTLD “.LA”, and a survey of the site and equipment requisite for hosting the Laotian domain name system by LANIC.  Preliminary discussions on a domain name registration contract were also part of the meeting.  During closed door sessions, Dot VN was an integral participant in developing the initial draft of the Laotian Internet Policy along with representatives from VNNIC and LANIC which was patterned after the Vietnamese Internet Policy.

Dot VN also presented software and hardware solutions uniquely suited to drive the growth of the Laotian Internet and registry including the KSregistry System registration platform which will power the soon to be relaunched Vietnamese native language Internationalized Domain Names (“IDNs”).  The LANIC infrastructure is expected to be developed based on best of breed technologies, including the use of Elliptical Mobile Solutions’ Micro-Modular Data CenterTM equipment and E-Band Communication’s E-Link 1000EXR millimeter wave radios for which Dot VN has secured distribution rights in the country of Laos.

“We look forward to continuing to support VNNIC and LANIC in their efforts to develop a strong and robust Laotian Internet and registry,” stated Dot VN Chief Executive Officer Thomas Johnson.  “We believe our strengths both as a registrar and technical solutions provider will be a great asset to this project and are prepared to offer whatever assistance we can.”

For more information, please visit our website at http://en.www.info.vn/hi-tech/it-and-internet/21942-vietnam-laos-cooperation-on-management-country-top-level-domain-names-la.html and http://www.dotvn.com/laos2010/ for photos of the August 2010 meeting.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam and operates and manages Vietnam’s innovative online media web property, www.INFO.VN.  The Company is the “exclusive online global domain name registrar for .VN (Vietnam) and the soon to be launched Vietnamese Native Language Internationalized Domain Names (IDNs).”  Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region.  Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam.  For more information, visit www.DotVN.com.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone:  858-571-2007 x14
Email:  Inquiries@DotVN.com
Website:  www.DotVN.com, www.en.INFO.VN
Register your “.vn” domains at:  www.VN